Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2018

Q4 revenue increases 23.7% YOY to $183.8 million

FY 2018 diluted earnings per common share increases to $0.60 compared to $0.56 in prior year

Strong progress integrating recent acquisitions

IRVINE, Calif.--(BUSINESS WIRE)--July 18, 2018--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the fourth quarter and year ended May 26, 2018.

Fourth Quarter 2018 Revenue Financial Highlights

  Revenue of $183.8 million, up $35.2 million (23.7%) over fourth quarter of fiscal 2017.
  Revenue includes $22.0 million from operations of recent acquisitions of taskforce – Management on Demand (“taskforce”) and Accretive.
  Organic revenue* increased 8.8% (7.3% constant currency**) over fourth quarter of fiscal 2017.
  U.S. revenue (organic) increased 5.2% over fourth quarter of fiscal 2017.
  European revenue (organic) increased 22.1% (11.1% constant currency) over fourth quarter of fiscal 2017; tenth successive quarter of growth.
  Asia Pacific revenue increased 12.8% (8.4% constant currency) over fourth quarter of fiscal 2017.

Management Commentary

“We are pleased with the substantial revenue growth we saw across all regions in the fourth quarter,” said Kate W. Duchene, President and Chief Executive Officer of RGP. “The first quarter to date is also trending strongly compared to the first quarter of fiscal 2018 as we believe our strategic initiatives are having a positive impact on our business. In addition, our recent acquisitions have opened up significant new opportunities that we would not have won as standalone companies. As we head into the new fiscal year, we are focused on building on our strong momentum by continuing to drive organic growth across the business.”

Other Fourth Quarter 2018 Financial Highlights

  Gross margin of 38.3% compared to 39.1% in prior year fourth quarter due to a lower ratio of bill rate to pay rate.
  Selling, general and administrative (“SG&A”) expense of $58.9 million compared to $48.4 million in fourth quarter of fiscal 2017; fiscal 2018 fourth quarter included $3.8 million (approximately $0.05 per diluted share) of severance, acquisition, transformation and integration costs and $7.2 million of Accretive and taskforce G&A (approximately $0.10 per diluted share). Prior year fourth quarter included $2.4 million related to severance costs and $1.3 million of transformation costs (approximately $0.07 per diluted share).
  Tax rate of 55% in fourth quarter compared to 47% in the comparable period last year due to non-benefit of losses in international operations, expense related to unexercised stock options expiring and impact of withholding taxes on foreign dividend distribution.
  Pre-tax income increased in the fourth quarter to $8.9 million compared to $8.3 million in the prior year fourth quarter; net income of $4.0 million compared to $4.4 million in prior year fourth quarter.
  Diluted earnings per common share of $0.12 compared to $0.15 in prior year fourth quarter.
  Adjusted EBITDA*** as a percentage of revenue was 7.1% compared to 7.4% in prior year fourth quarter. Adjusted EBITDA, a non-GAAP financial measure, is defined below.
  Net cash provided by operating activities was $17.6 million, a decrease from prior year fourth quarter of $3.7 million; primary cause is payments had not been received at quarter-end for the increased amount of revenue (and accounts receivable) compared to the prior year.
  Dividend accrued of $0.12 per share to shareholders in fourth quarter for $3.8 million (paid in June), compared to $0.11 per share and $3.3 million in the prior year fourth quarter; no share buybacks in quarter, $120 million remaining for future common stock purchases.
  Cash and cash equivalents of $56.5 million as of May 26, 2018.

Year End 2018 Financial Highlights

  During fiscal 2018, the Company completed two acquisitions: in September 2017, taskforce, a business consulting firm based in Germany for approximately $13.4 million; and in December 2017, substantially all operating assets and liabilities of Accretive, a business consulting firm with operations in the U.S., for approximately $31.8 million.
  Revenue of $654.1 million, up $70.7 million (12.1%) over fiscal 2017.
  Revenue includes $46.9 million from taskforce and Accretive acquisitions.
  Organic revenue* increased 4.1% (3.1% constant currency**).
  U.S. revenue (organic) increased 1.2% over fiscal 2017.
  European revenue (organic) increased 21.3% (13.1% constant currency) over fiscal 2017.
  Asia Pacific revenue increased 2.0% (0.9% constant currency) over fiscal 2017.
  Gross margin of 37.6% compared to 37.9% in prior year.
  SG&A expense of $209.0 million compared to $183.5 million in fiscal 2017; fiscal 2018 included $14.0 million (approximately $0.29 per diluted share) of severance, acquisition, transformation and integration costs and $14.2 million (approximately $0.29 per diluted share) of Accretive and taskforce G&A. Prior year included $3.9 million related to severance costs and $1.3 million of transformation costs (approximately $0.09 per diluted share).
  Tax rate of 35% for fiscal 2018 compared to 45% in prior year; decrease primarily due to impact of Tax Cuts and Jobs Act, offset by non-benefit of losses in international operations and expense related to unexercised stock options expiring.
  Pre-tax income of $28.9 million in fiscal 2018 compared to $33.8 million in the prior year; net income of $18.8 million compared to $18.7 million in prior fiscal year.
  Diluted earnings per common share of $0.60 compared to $0.56 in prior year.
  Adjusted EBITDA*** as a percentage of revenue was 6.6% compared to 7.5% in prior year.
  Net cash provided by operating activities was $15.4 million, a decrease from prior year of $12.9 million; primary cause is payments had not been received at year-end for the increased amount of revenue (and accounts receivable) compared to the prior year.
  Dividends paid during year of $0.48 per share to shareholders for total of $14.3 million compared to $0.44 per share and $14.2 million in the prior year; share buybacks during year of $5.1 million.

Update on Strategic Initiatives and Acquisitions

RGP has largely completed the implementation in North America of the strategic initiatives it laid out in fiscal 2017, and is now focused on implementation in Europe and Asia Pacific. These initiatives are already contributing meaningfully to the Company’s bottom line:

  Sales Culture Transformation: In fiscal 2019, RGP will implement a new bonus reward program for individuals focused on revenue generation, marking one of the final steps in its sales culture transformation.
  Business Model Redesign: The implementation of the Company’s new operating model for sales, talent and integrated solutions within RGP for North America delivered improved revenue growth and customer experience in fiscal 2018. The rollout of the operating model will continue in Europe and Asia Pacific during fiscal 2019.
  Cost Containment: The Company remains focused on reducing SG&A expenses as a percent of revenue. With integration and special transformation costs largely complete, RGP expects SG&A to taper off in the coming quarters.

The Company has also substantially completed the integration of both the taskforce and Accretive acquisitions. The principal operations of Accretive have been fully integrated into RGP’s business model effective with the first day of fiscal 2019. Both businesses are now driving significant new opportunities for revenue growth in their respective markets, as well as in RGP’s core business and with the Company’s existing clients.

Footnotes

*In order to provide a more comprehensive view of revenue trends in our business, organic revenue is presented and defined as revenue without the revenue of taskforce and Accretive for the applicable period. A table is provided below with revenue data on an as-reported basis (GAAP) for the respective periods and revenue without the acquisitions in the same periods and the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

**Year over year constant currency results for international revenue are computed using the comparable fourth quarter fiscal 2017 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable third quarter fiscal 2018 conversion rates.

***Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation. Reconciliation table provided below.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, July 18, 2018. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 25, 2018 at 855-859-2056. The conference ID number for the replay is 4753368. The call will also be archived on the RGP website for 30 days.

About RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,100 professionals, annually serving over 2,400 clients around the world from 74 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations regarding the Accretive and taskforce acquisitions, the Company’s strategic initiatives and continued revenue and earnings growth. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	May 26,	May 27,	May 26,	May 27,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$183,791	$148,620	$654,129	$583,411
Direct cost of services	113,363	90,579	408,074	362,086
Gross margin	70,428	58,041	246,055	221,325
Selling, general and administrative expenses (1)	58,861	48,425	209,042	183,471

Operating income before amortization and depreciation (1)	11,567	9,616	37,013	37,854
Amortization of intangible assets	972	-	2,298	-
Depreciation expense	1,115	941	4,091	3,452
Operating income (1)	9,480	8,675	30,624	34,402
Interest expense	591	358	1,867	773
Interest income	(38)	(18)	(132)	(144)
Income before provision for income taxes (1)	8,927	8,335	28,889	33,773
Provision for income taxes (2)	4,946	3,898	10,063	15,122
Net income (1), (2)	$3,981	$4,437	$18,826	$18,651
Net income per common share:
Basic (1), (2)	$0.13	$0.15	$0.61	$0.57
Diluted (1), (2)	$0.12	$0.15	$0.60	$0.56
Weighted average common shares outstanding:
Basic	31,545	29,654	30,741	32,851
Diluted	32,137	30,234	31,210	33,471
Cash dividends declared per common share	$0.12	$0.11	$0.48	$0.44

EXPLANATORY NOTES

(1) Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.5 million and $1.4 million for the three months ended May 26, 2018 and May 27, 2017, respectively and $6.0 million and $6.1 million for the years ended May 26, 2018 and May 27, 2017, respectively. The expense for the year ended May 26, 2018 includes approximately $140,000 related to accelerated vesting of stock options as part of the agreement with a departing senior executive; the expense for the year ended May 27, 2017 includes approximately $400,000, or $0.01 per share, related to accelerated vesting of options as part of the agreement with a departing senior executive.

(2) The Company’s effective tax rate was approximately 55% and approximately 47% for the three months ended May 26, 2018 and May 27, 2017, respectively and approximately 35% and 45% for the years ended May 26, 2018 and May 27, 2017, respectively. On December 22, 2017, U.S. federal tax reform was enacted which lowered the US statutory federal tax rate from 35% to 21% effective January 1, 2018, resulting in a blended US statutory federal tax rate of approximately 29% for the fiscal year ended May 26, 2018.

For the year ended May 26, 2018, the Company reported amounts related to the impact of US federal tax reform, including a tax benefit of $0.8 million due to re-measurement of U.S. deferred tax assets and liabilities at the reduced rates. The year ended May 26, 2018 also includes the reversal of approximately $2.4 million of valuation allowances on the deferred tax assets of certain foreign entities and the year ended May 27, 2017 includes the reversal of approximately $0.2 million of tax valuation allowances. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Years Ended
	May 26,	May 27,	May 26,	May 27,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Net income	$3,981	$4,437	$18,826	$18,651
Adjustments:
Amortization of intangible assets	972	-	2,298	-
Depreciation expense	1,115	941	4,091	3,452
Interest expense	591	358	1,867	773
Interest income	(38)	(18)	(132)	(144)
Provision for income taxes	4,946	3,898	10,063	15,122
EBITDA	11,567	9,616	37,013	37,854
Stock-based compensation expense	1,534	1,410	6,033	6,068
Adjusted EBITDA	$13,101	$11,026	$43,046	$43,922
Revenue	$183,791	$148,620	$654,129	$583,411
Adjusted EBITDA Margin	7.1%	7.4%	6.6%	7.5%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)
	Three Months Ended
WITH ACQUISITIONS	May 26,	May 27,
	2018	2017	% Change
Consolidated Revenue -- GAAP	$183,791	$148,620	23.7%
Consolidated Revenue -- Constant Currency (1)	$181,039		21.8%
United States Revenue -- GAAP	$144,033	$119,641	20.4%
Europe Revenue -- GAAP	$23,446	$16,027	46.3%
Europe Revenue -- Constant Currency (1)	$21,248		32.6%

	Three Months Ended
WITH ACQUISITIONS	May 26,	February 24,
	2018	2018	% Change
Revenue -- GAAP	$183,791	$172,414	6.6%
Revenue -- Constant Currency (2)	$183,644		6.5%
United States Revenue -- GAAP	$144,033	$134,334	7.2%
Europe Revenue -- GAAP	$23,446	$23,149	1.3%
Europe Revenue -- Constant Currency (2)	$23,417		1.2%

	Three Months Ended
WITHOUT ACQUISITIONS	May 26,	May 27,
	2018	2017	% Change
Revenue -- GAAP	$161,771	$148,620	8.8%
Revenue -- Constant Currency (1)	$159,466		7.3%
United States Revenue -- GAAP	$125,896	$119,641	5.2%
Europe Revenue -- GAAP	$19,563	$16,027	22.1%
Europe Revenue -- Constant Currency (1)	$17,812		11.1%

	Three Months Ended
WITHOUT ACQUISITIONS	May 26,	February 24,
	2018	2018	% Change
Revenue -- GAAP	$161,771	$151,257	7.0%
Revenue -- Constant Currency (2)	$161,659		6.9%
United States Revenue -- GAAP	$125,896	$117,006	7.6%
Europe Revenue -- GAAP	$19,563	$19,320	1.3%
Europe Revenue -- Constant Currency (2)	$19,568		1.3%

	Years Ended
WITH ACQUISITIONS	May 26,	May 27,
	2018	2017	% Change
Revenue -- GAAP	$654,129	$583,411	12.1%
Revenue -- Constant Currency (3)	$647,055		10.9%
United States Revenue -- GAAP	$510,935	$469,846	8.7%
Europe Revenue -- GAAP	$84,705	$60,461	40.1%
Europe Revenue -- Constant Currency (3)	$78,658		30.1%

	Years Ended
WITHOUT ACQUISITIONS	May 26,	May 27,
	2018	2017	% Change
Revenue -- GAAP	$607,273	$583,411	4.1%
Revenue -- Constant Currency (3)	$601,338		3.1%
United States Revenue -- GAAP	$475,470	$469,846	1.2%
Europe Revenue -- GAAP	$73,314	$60,461	21.3%
Europe Revenue -- Constant Currency (3)	$68,407		13.1%

(1)

The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the fourth quarter of fiscal 2017 and applying those rates to foreign-denominated revenue in the fourth quarter of fiscal 2018.

(2)

The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the third quarter of fiscal 2018 and applying those rates to foreign-denominated revenue in the fourth quarter of fiscal 2018.

(3)

The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for each period of fiscal 2017 and applying those rates to foreign-denominated revenue in each period of fiscal 2018.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	May 26,	May 27,
SELECTED BALANCE SHEET INFORMATION:	2018	2017

	(Unaudited)

Cash and cash equivalents	$56,470	$62,329
Accounts receivable, less allowances	$130,452	$98,222
Total assets	$432,674	$364,128
Current liabilities	$94,524	$71,771
Total stockholders’ equity	$268,825	$238,142

	For the Years Ended
	May 26,	May 27,
SELECTED CASH FLOW INFORMATION:	2018	2017

	(Unaudited)

Cash flow -- operating activities	$15,370	$28,265
Cash flow -- investing activities	$(25,666)	$20,409
Cash flow -- financing activities	$3,474	$(76,876)

	May 26,	May 27,
SELECTED OTHER INFORMATION:	2018	2017
Consultant headcount, end of period	3,247	2,569
Average bill rate, fourth quarter	$124	$120
Average pay rate, fourth quarter	$64	$60
Average bill rate (constant currency-Q4 17), fourth quarter	$123	--
Average pay rate (constant currency-Q4 17), fourth quarter	$63	--
Common shares outstanding, end of period	31,614	29,662

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com